EXHIBIT 4.1

AMENDMENT NO. 6 TO
REVOLVING CREDIT AND SECURITY AGREEMENT
THIS AMENDMENT NO. 6 (this "Amendment") is entered into as of March 20, 2014, by and among TECUMSEH PRODUCTS COMPANY, a corporation organized under the laws of the State of Michigan (“Tecumseh Products”), TECUMSEH COMPRESSOR COMPANY, a corporation organized under the laws of the State of Delaware (“Tecumseh Compressor”), TECUMSEH PRODUCTS OF CANADA, LIMITED, a Canadian corporation (“Tecumseh Products Canada”), and EVERGY, INC., a corporation organized under the laws of the State of Delaware (“Evergy”) (Tecumseh Products, Tecumseh Compressor, Tecumseh Products Canada, and Evergy are each a “Borrower”, and collectively “Borrowers”), PNC BANK, NATIONAL ASSOCIATION ("PNC"), the various financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, "Lenders") and PNC, as agent for the Lenders (in such capacity, "Agent").
BACKGROUND
A.Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of April 21, 2011, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated December 30, 2011, as amended by Amendment No. 2 to Revolving Credit and Security Agreement dated November 6, 2013, as amended by Amendment No. 3 to Revolving Credit and Security Agreement dated as of December 11, 2013, as amended by Amendment No. 4 to Revolving Credit and Security Agreement dated as of December 31, 2013, and as amended by Amendment No. 5 to Revolving Credit and Security Agreement dated as of January 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.
B.    Lenders advanced the $15,000,000 Term Loan on the Amendment No. 3 Closing Date as follows: (i) $2,250,900 of the Term Loan was advanced to Borrowers on the Amendment No. 3 Closing Date by applying that amount to reduce the outstanding principal balance of the Revolving Advances on the Amendment No. 3 Closing Date; and (ii) the remaining $12,749,100 balance of the Term Loan was advanced into the Term Loan Pledge Account (the “Term Loan Pledged Cash”).
C.    Because the Margined Value of all of Borrowers’ Eligible Equipment and Eligible Real Property was less than the $12,749,100 balance of the Term Loan Pledged Cash, the Term Loan Pledged Cash was to be released as follows: (i) an amount equal to the Margined Value of all of Borrowers’ Eligible Equipment and Eligible Real Property would be released to Borrowers on the date when all of the Term Loan Release Conditions are satisfied at the same time; and (ii) the Remaining Balance would be released to Borrowers when the regularly scheduled $250,000 principal payments made by Borrowers on the Term Loan together with Specified Term Loan Prepayments equaled or exceeded the Remaining Balance and if on that date all of the Term Loan Release Conditions were satisfied at the same time.

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D.    On February 28, 2014, the Paris, TN Stamping Assets Seller sold the Paris, TN Stamping Assets, and the portion of the Paris, TN Stamping Assets Sale Proceeds equal to the Paris, TN Stamping Assets Sale Term Loan Paydown Amount (that being $2,073,600) was delivered to Agent and applied to the Term Loan.
E.    Before the date of this Amendment, the Term Loan Release Conditions have not been satisfied.
F.    Borrowers have requested to remove the Real Property commonly known as 420 S. Maumee Street, Tecumseh, Michigan, from the definition of “Mortgaged Real Property” in the Loan Agreement and to make related amendments to the definition of “Term Loan Release Conditions” in the Loan Agreement, to enable Borrowers to satisfy the Term Loan Release Conditions.
G.    As a result of the foregoing, on the date of this Amendment: (i) the outstanding principal balance of the Term loan is $12,176,000; (ii) the Term Loan Pledged Cash is $12,749,100 plus interest that has accrued since its deposit into the Term Loan Pledged Account (the “Term Loan Pledged Cash Interest Amount”); and (iii) the Margined Value of all of Borrowers’ Eligible Equipment (which, for clarity, excludes the Equipment that was part of the Paris, TN Stamping Assets sold in the Paris, TN Stamping Assets Sale) and Eligible Real Property (excluding the Real Property commonly known as 420 S. Maumee Street, Tecumseh, Michigan) is $10,537,131.
H.    The Term Loan Release Conditions will be satisfied simultaneous with the satisfaction of the Amendment No. 6 Conditions Precedent.
I.    In connection with the foregoing, Borrowers requested that simultaneous with the satisfaction of all other Amendment No. 6 Conditions Precedent, that Agent apply $1,639,269 of the Term Loan Pledged Cash to the Term Loan and transfer the remaining $11,109,831 of the Term Loan Pledged Cash plus the Term Loan Pledged Cash Interest Amount to an account of Borrowers at Agent as designated by Borrowers (the applications of the Term Loan Pledged Cash described in this sentence are called the “Specified Term Loan Pledged Cash Applications”), with the result that upon satisfaction of the Amendment No. 6 Conditions Precedent, the Term Loan principal balance is $10,537,131, which equals the Margined Value of all of Borrowers’ Eligible Equipment and Eligible Real Property.
J.    The Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

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2.    Amendment to Loan Agreement.
(a)    The following defined terms in Section 1.2 of the Loan Agreement are amended to read as follows:
“Eligible Real Property” means Real Property of a Borrower listed in items (i) through (iii) in the definition of Mortgaged Real Property, that is appraised by an appraiser that is acceptable to Agent, in its reasonable discretion, on a Fair Market Value basis, and that Agent, in its sole discretion exercised in good faith, deems eligible, based on such considerations as Agent may from time to time deem appropriate including whether the Real Property is subject to a perfected, first priority Lien in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Real Property shall not be Eligible Real Property if (i) it does not conform in all material respects to all material standards imposed by any Governmental Body which has regulatory authority over such Real Property or the use or sale thereof, (ii) it is subject to any agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Real Property, or (iii) all of the Term Loan Release Conditions have not been satisfied with respect to the Mortgaged Real Property.
“Mortgaged Real Property” means the Real Property commonly known as (i) 2700 West Wood Street, Paris, Tennessee, (ii) 200 Elm Street, Aylmer, Ontario, Canada, (iii) 5683 Hines Drive, Ann Arbor, Michigan, and (iv) any other Real Property subject to a Mortgage.
“Term Loan Release Conditions” means that each of the following exists at the same time and is satisfactory to Agent in its sole discretion:
(i)    No Default or Event of Default exists or would be caused by any transfer from the Term Loan Pledge Account.
(ii)    Agent has received fully executed originals of (1) a Mortgage on the real property located at 5683 Hines Drive, Ann Arbor, Michigan; and (2) except as provided in the following sentence, all documents listed on the Preliminary Closing Checklist attached as Exhibit C to Amendment No. 3 (as well as all documents and agreements listed on the Preliminary Closing Checklist that do not require a signature), including a legal opinion with respect to the First Amendment to Deed of Trust covering opinions similar to the opinions provided in Sections 1 and 4 of the opinion letter delivered by Honigman Miller Schwartz and Cohn LLC at the Amendment No. 3 Closing Date. Notwithstanding anything to the contrary in the preceding sentence, Borrowers are not required under clause (ii)(2) of this definition of Term Loan Release Conditions, to deliver any of the documents and agreements listed on the Preliminary Closing Checklist having to do solely with the real property commonly known as 420 S. Maumee Street, Tecumseh, Michigan.

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(iii)    Agent has received new surveys (or an existing survey with respect to the Real Property commonly known as 5683 Hines Drive, Ann Arbor, Michigan, which shall have been re-certified to Agent and the title insurance company as of a date on or about the Amendment No. 3 Closing Date), appraisals, and environmental studies and reports (which studies and reports have been prepared by independent environmental engineering firms reasonably satisfactory to Agent) for the Mortgaged Real Property.
(iv)    Within no more than 29 days of the Amendment No. 3 Closing Date, Agent has received evidence satisfactory to Agent that the Mortgage for the 5683 Hines Drive, Ann Arbor, Michigan Real Property has been recorded with the Washtenaw County Register of Deeds.
(v)    Agent has received, for the Mortgaged Real Property, fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the Mortgages), each in standard ALTA form, issued by a title insurance company reasonably satisfactory to Agent, in an amount equal to the fair market value of the applicable parcel of Mortgaged Real Property insuring the applicable Mortgage to create a valid first-priority Lien on such parcel of Mortgaged Real Property with no exceptions (including survey exceptions), other than exceptions, if any, agreed to in writing by Agent in its sole discretion.
(b)    The definition of “Eurodollar Rate” in Section 1.2 of the Loan Agreement is amended to delete the text: “which has been approved by the British Bankers’ Association”.
(c)    The following new defined terms are added to Section 1.2 of the Loan Agreement in appropriate alphabetical order:
“Amendment No. 6” means Amendment No. 6 to Revolving Credit and Security Agreement among Agent, Lenders, and Borrowers dated as of March 20, 2014 (“Amendment No. 6 Closing Date”).
“Amendment No. 6 Closing Date” has the meaning given in the definition of Amendment No. 6.
“Amendment No. 6 Conditions Precedent” has the meaning given in Amendment No. 6.
“Specified Term Loan Pledged Cash Applications” has the meaning given in Amendment No. 6.
(d)    Section 2.4 of the Loan Agreement is amended to read as follows:
2.4    Term Loan. The principal balance of the Term Loan on the Amendment No. 6 Closing Date upon satisfaction of the Amendment No. 6

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Conditions Precedent, is $10,537,131 (the “Term Loan”). The Term Loan shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence and during the continuance of an Event of Default under this Agreement or termination of this Agreement: consecutive monthly installments each in the amount of $250,000 beginning on the first Business Day of the first month after the Amendment No. 6 Closing Date and continuing on the first Business Day of each month thereafter followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses on the last day of the Term. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached as Exhibit A to Amendment No. 3.
(e)    Section 2.22(a) of the Loan Agreement is amended to read as follows:
(a)    Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed by Tecumseh Products India, Ltd. to its primary lender, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital needs and reimburse drawings under Letters of Credit. Borrowers shall not use the proceeds of any Revolving Advance to prepay the Term Loan.
(f)    Section 16.2(a) of the Loan Agreement is amended to read as follows:
(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

3.    Certain Post-Closing Deliveries. Borrowers shall use their best efforts to deliver to Agent by May 1, 2014, an updated survey from Professional Engineering Associates with respect to the Real Property commonly known as 5683 Hines Drive, Ann Arbor, Michigan corresponding to title insurance policy number 641236, issued by First American Title Insurance Company to

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Agent. By September 20, 2014, Borrowers shall use their best efforts to deliver to Agent evidence of the approval of the construction and build out of the building located on the Real Property commonly known as 5683 Hines Drive, Ann Arbor, Michigan by the State Street Business Park Association, Inc. (formerly known as the Hines Business Park Owners Association). For the avoidance of doubt, it is not an Event of Default if Borrowers use their best efforts to timely deliver the items described in this Section, but notwithstanding their best efforts, are unable to timely deliver one or more of these items.
4.    Schedules to Loan Agreement. Upon the satisfaction of the Amendment No. 6 Conditions Precedent, Schedule 4.15(h) of the Loan Agreement is replaced with the schedule attached as Exhibit A to this Amendment.
5.    Specified Term Loan Pledged Cash Applications. Immediately prior to, or simultaneous with, satisfaction of the other Amendment No. 6 Conditions Precedent, Borrowers direct Agent to make the Specified Term Loan Pledged Cash Applications.
6.    Discharge of 420 S. Maumee Street, Tecumseh, Michigan Mortgage. Within five (5) Business Days of the satisfaction of the Amendment No. 6 Conditions Precedent, Agent shall execute and deliver to Borrowers an original discharge of mortgage in the form attached as Exhibit B to this Amendment, with respect to the mortgage of record in Lenawee County, Michigan by Tecumseh Products in favor of Agent, encumbering the Real Property commonly known as 420 S. Maumee Street, Tecumseh, Michigan. Borrowers or their designee are authorized to record this mortgage discharge.
7.    Conditions of Effectiveness of Amendment. This Amendment is not effective until each of the following conditions precedent (the "Amendment No. 6 Conditions Precedent") have been satisfied to Agent's satisfaction:
(a)    Agent has received fully executed originals of this Amendment.
(b)    Simultaneous with the effectiveness of this Amendment, the Term Loan Release Conditions are satisfied.
(c)    The Specified Term Loan Pledged Cash Applications have occurred.
(d)    The outstanding principal balance of the Term Loan is $10,537,131.
(e)    All loan documents, including notes, security agreements, guarantees, subordination agreements, landlord waivers, financial statements, legal opinions, evidence of insurance, and other documents, are satisfactory in form and substance to Agent and its legal counsel.
8.    Termination of DACA. At such time as the balance of the Term Loan Pledge Account is $0, Agent and Borrowers agree to take the steps described in the Deposit Account Control Agreement dated on or about the Amendment No. 3 Closing Date among Agent and Borrowers, with respect to the Term Loan Pledge Account (the “DACA”), to terminate the DACA.

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9.    Representations and Warranties. The parties hereto represent and warrant that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the parties hereto and are enforceable against such parties in accordance with their respective terms.
10.    Effect on the Agreement.
(a)    Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.
(b)    Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
11.    Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.
12.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
13.    Counterparts; Facsimile and PDF. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.
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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.
PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By: /s/ Todd Milenius
Todd Milenius, Vice President
ACKNOWLEDGED AND AGREED:
TECUMSEH PRODUCTS COMPANY
TECUMSEH COMPRESSOR COMPANY
TECUMSEH PRODUCTS OF CANADA, LIMITED
EVERGY, INC.
By: /s/ Janice E. Stipp
Janice E. Stipp, Chief Financial Officer and Treasurer

SIGNATURE PAGE TO
AMENDMENT NO. 6 TO REVOLVING CREDIT AND SECURITY AGREEMENT

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EXHIBIT A
UPDATED SCHEDULE 4.15(h)

See Attached.

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EXHIBIT B
DISCHARGE OF MORTGAGE FOR 420 S. MAUMEE STREET, TECUMSEH, MICHIGAN

See Attached.